UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2022

BITECH TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-27407	98-0187705
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

895 Dove Street, Suite 300

Newport Beach, CA 92660

(Address of principal executive offices)

(Registrant’s telephone number, including area code: (855) 777-0888

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

Effective December 28, 2022, Bitech Technologies Corporation (the “Company”) terminated the Patent & Technology Exclusive and Non-Exclusive License Agreement dated January 15, 2021, as amended, entered into between SuperGreen Energy Corp. (“SuperGreen”) and the Company’s wholly owned subsidiary Bitech Mining Corporation (“Bitech Mining”) (the “SuperGreen License”) for the reasons set forth in Item 8.01 below and incorporated herein by this reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

During the period from April 11, 2022 through December 31, 2022, Benjamin Tran was paid an aggregate of $86,000 as compensation for serving as the Company’s Chief Executive Officer and member of the Board of Directors, Michael Cao was paid an aggregate of $30,000 as compensation for serving as a member of the Company’s Board of Directors and for consulting services and Mr. Brilon was paid an aggregate of $16,500 as compensation for serving as the Company’s Chief Financial Officer and serving as a member of its Board of Directors in addition to the stock award previously disclosed in a Form 8-K filed by the Company with the SEC on April 20, 2022. During fiscal 2023, Mr. Tran will continue to be paid a salary by the Company in the amount of $11,000 per month and Mr. Brilon will be paid a consulting fee at the approximate rate of $4,500 per quarter depending on the amount of time he devotes to providing services on behalf of the Company.

Item 8.01 Other Events.

Bitech Technologies Corporation is refocusing its business development plans as it seeks to become a global technology solution enabler dedicated to providing a suite of green energy solutions with industry focus on data centers, commercial and residential utility, electric vehicle (EV) infrastructure, and other renewable energy initiatives. These plans may include research and development and acquisitions of innovative energy saving and other green energy technologies that may include grid-balancing operators using Battery Energy Storage System (BESS) solutions and applying new green technologies in power plants as a technology enabler in the green energy sector. In pursuing these technologies, the Company may seek business partnerships with defensible technology innovators and renewable energy providers to facilitate investments, provide new market entries toward emerging-growth regions and implement or manufacture innovative, scalable energy system solutions with technological focuses on Smart Grid, Building Energy Management System (BEMS), energy storage, and EV Infrastructure.

In light of these initiatives and other reasons noted below, the Company has, however, elected to discontinue its efforts to commercialize the electric power generation and charging system (the “Tesdison Technology”) it licensed from SuperGreen pursuant to the SuperGreen License. The Company has determined that the Tesdison Technology was not functional nor was it capable of being developed into a commercially viable product as had been represented to the Company by SuperGreen, its founder Calvin Cao, and his brother Michael Cao, leading up to Bitech Mining entering into the SuperGreen License. In addition, the Company will temporarily pause the further development of Intellisys-8, the Company’s planned chipset and related software that had been designed to reduce power consumption and heat in computer systems and accelerate their computational speed due to the currently unfavorable market conditions within the cryptocurrency market.

Due to the misrepresentations and omissions of SuperGreen, Calvin C. Cao and Michael H. Cao, among other reasons, the Company filed a complaint in the U.S. District Court, Central District of California on February 2, 2023 against SuperGreen, Michael H. Cao, Linh T. Dao, Calvin C. Cao and entities affiliated with them alleging fraud-concealment, breach of contract, breach of fiduciary duty-duty of good faith, breach of fiduciary duty-undivided loyalty, conversion and violation of California Penal Code Sec. 496. The complaint seeks damages of at least $33.6 million, treble and punitive damages, imposition of a constructive trust over the defendants assets, pre-judgment and post-judgment interest, attorney’s fees and such other relief as determined by the court.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BITECH TECHNOLOGIES CORPORATION

Dated: February 3, 2023	By:	/s/ Benjamin Tran
Benjamin Tran
Chief Executive Officer

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